Regency Energy Partners Announces Resignation of Chief Legal Officer

DALLAS, May 8, 2009 – Regency Energy Partners LP (Nasdaq: RGNC) announced today the resignation of Dan Fleckman as chief legal officer, executive vice president and secretary.  Fleckman has elected to return to the private practice of law and will be joining the firm of Mayer Brown as a partner in its Houston office.

“Since joining Regency in May 2008, Dan has been an integral part of our team, advising the company on everything from fundraising to our recently completed Haynesville joint venture,” said Byron Kelley, chairman, president and chief executive officer of Regency.  “His strategic advice and counsel will be greatly missed.  While we hate to see him leave, we will always be appreciative of his contribution and wish him well as he enters into a new venture.”

Regency is initiating a search for a new chief legal officer and expects to fill the position in the upcoming months.  Fleckman will remain with the company through the end of May on a full-time basis and will continue to act as Regency’s legal counsel as a consultant until the replacement search has been completed.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency's general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:
Shannon Ming
Regency Energy Partners
Vice President, Corporate Finance Support & Investor Relations
214-840-5467
shannon.ming@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com